SCHEDULE M

dated August 21, 2018

to

THE ADVISORS’ INNER CIRCLE FUND

Amended and Restated Rule 18f-3

Multiple Class Plan

dated February 21, 2007

LSV Funds

FUND	Investor Class Shares	Institutional Class Shares
LSV Value Equity Fund	X	X
LSV Conservative Value Equity Fund	X	X
LSV Small Cap Value Fund	X	X
LSV U.S. Managed Volatility Fund	X	X
LSV Global Managed Volatility Fund	X	X
LSV Global Value Fund	X	X
LSV Emerging Markets Equity Fund	X	X

Exhibit M.1

LSV FUNDS

CERTIFICATE OF CLASS DESIGNATION

Investor Class Shares

1.	Class-Specific Distribution Arrangements, Other Expenses

Investor Class Shares are sold without a load or sales charge, but are subject to a Rule 12b-1 fee. The Trust, on behalf of each Fund, will make monthly payments to the distributor under the distribution plan approved by the Board of Trustees at an annual rate of up to 0.25% of each Fund’s average daily net assets attributable to Investor Class Shares. The Distributor will use its fee for expenses associated with the promotion and sale of the Funds’ Investor Class Shares including, without limitation, travel and communication expenses and expenses for the compensation of and benefits for sales personnel.

2.	Eligibility of Purchasers

Investor Class Shares are available to individual and institutional customers and may require a minimum initial investment (as described in each prospectus).

3.	Exchange Privileges

Investor Class Shares do not have exchange privileges.

4.	Voting Rights

Each Investor Class Share shareholder will have one vote for each full Investor Class Share held and a fractional vote for each fractional Investor Class Share held. Investor Class Share shareholders will have: (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to its distribution arrangements; (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the Investor Class Share shareholders differ from the interests of holders of any other class; and (iii) in all other respects the same rights and obligations as any other class.

5.	Conversion Rights

a. Conversion at the Option of a Shareholder

Shareholders of Investor Class Shares of a Fund may convert such Investor Class Shares into another Class of shares of the same Fund (an “Intra-Fund Conversion”), if and to the extent an applicable Intra-Fund Conversion right is disclosed in the prospectus(es) for the applicable Fund and subject to the terms and conditions set forth in the prospectus(es) of the Fund, provided that the shareholder requesting the Intra-Fund Conversion meets the eligibility requirements of the Class of shares into which such shareholder seeks to have his/her/its shares converted, as set forth in the applicable Fund’s prospectus(es).

b. Conversion at the Option of a Fund

In the event that a shareholder no longer meets the eligibility requirements for investment in Investor Class Shares, a Fund may, in its discretion, elect to convert such shareholder's Investor Class Shares into a Class of shares for which such shareholder does meet the eligibility requirements. If such investor meets the eligibility requirements for more than one other Class, then such shareholder’s Investor Class Shares shall be convertible into shares of the Class having the lowest total operating expenses for which such shareholder meets the eligibility requirements.

6.	Limitation on Conversion and Exchange Rights

Notwithstanding any other provision of this Certificate of Class Designation, conversion and exchange rights may not be available with respect to shares purchased through a financial intermediary who (i) has made arrangements with the Trust or the principal underwriter for the Funds to make available for investment only certain Funds or certain Classes of shares of the Funds, or (ii) has made arrangements with a shareholder to purchase a specific Class or Classes of shares on behalf of such shareholder.

Exhibit M.2

LSV FUNDS

CERTIFICATE OF CLASS DESIGNATION

Institutional Class Shares

1.	Class Specific Distribution Arrangements, Other Expenses

Institutional Class Shares are sold without a load or sales charge, and are not subject to a Rule 12b-1 fee.

2.	Eligibility of Purchasers

Institutional Class Shares are principally designed for purchase by institutional investors, subject to the minimum investment requirement described in each Fund’s prospectus.

3.	Exchange Privileges

Institutional Class Shares do not have exchange privileges.

4.	Voting Rights

Each Institutional Class Share shareholder will have one vote for each full Institutional Class Share held and a fractional vote for each fractional Institutional Class Share held. Institutional Class Share shareholders will have: (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to its distribution arrangements; (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the Institutional Class Share shareholders differ from the interests of holders of any other class; and (iii) in all other respects the same rights and obligations as any other class.

5.	Conversion Rights

a. Conversion at the Option of a Shareholder

Shareholders of Institutional Class Shares of a Fund may convert such Institutional Class Shares into another Class of shares of the same Fund (an “Intra-Fund Conversion”), if and to the extent an applicable Intra-Fund Conversion right is disclosed in the prospectus(es) for the applicable Fund and subject to the terms and conditions set forth in the prospectus(es) of the Fund, provided that the shareholder requesting the Intra-Fund Conversion meets the eligibility requirements of the Class of shares into which such shareholder seeks to have his/her/its shares converted, as set forth in the applicable Fund’s prospectus(es).

b. Conversion at the Option of a Fund

In the event that a shareholder no longer meets the eligibility requirements for investment in Institutional Class Shares, a Fund may, in its discretion, elect to convert such shareholder's Institutional Class Shares into a Class of shares for which such shareholder does meet the eligibility requirements. If such investor meets the eligibility requirements for more than one other Class, then such shareholder’s Institutional Class Shares shall be convertible into shares of the Class having the lowest total operating expenses for which such shareholder meets the eligibility requirements.

6.	Limitation on Conversion and Exchange Rights

Notwithstanding any other provision of this Certificate of Class Designation, conversion and exchange rights may not be available with respect to shares purchased through a financial intermediary who (i) has made arrangements with the Trust or the principal underwriter for the Funds to make available for investment only certain Funds or certain Classes of shares of the Funds, or (ii) has made arrangements with a shareholder to purchase a specific Class or Classes of shares on behalf of such shareholder.